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                                                                  EXHIBIT (c)(4)

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT dated as of this fourth day of June, 1999 is made by and among JEVIC TRANSPORTATION, INC., a New Jersey corporation (the "Company"), YELLOW CORPORATION, a Delaware corporation ("Yellow"), and Brian J. Fitzpatrick, (the "Executive").

         WHEREAS, Yellow and the Company are currently engaged in the negotiation of an Agreement and Plan of Merger (the "Purchase Agreement") pursuant to which Yellow would, through an indirect wholly owned subsidiary, acquire all the shares of common stock of the Company; and

         WHEREAS, the Boards of Directors of the Company and Yellow have approved the employment of the Executive on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Executive is willing, for the considerations provided, to continue in the employment of the Company on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment, upon the terms and conditions set forth in this Agreement. On and after the effective date of the merger of the "Purchaser" (as defined in the Purchase Agreement) into the Company contemplated by the Purchase Agreement (the "Merger Date"), Yellow shall cause the "Surviving Corporation" as defined in the Purchase Agreement to satisfy the Company's obligations under this Agreement; provided, however, that Yellow shall have no obligations or liabilities under this Agreement unless and until the Effective Date (as defined below) occurs. On and after the Merger Date, said Surviving Corporation shall be the "Company" for purposes of this Agreement.

         2. Term. This Agreement shall become effective on, and the term (the "Term") of the Executive's employment under this Agreement shall commence on, the date on which the Purchaser purchases shares of the Company's stock pursuant to a tender offer (the "Effective Date") and shall continue until the date of termination of the Executive's employment with the Company.

         3. Position and Duties. During the Term, the Executive shall serve as Senior Vice President - CFO of the Company, and shall have such responsibilities and authority as is commensurate with such office. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.



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         4.            Compensation. During the Term, the Company shall provide
                  the Executive with the following compensation and other benefits:

                  (a)           Base Salary. The Company shall pay the Executive
                           base salary at the initial rate of $191,200 per annum, which shall be payable in accordance with the standard payroll practices of the Company. At no time during the Term shall the Executive's base salary be decreased from the rate then in effect except with the written consent of the Executive.

                  (b)           Bonus. During the Term, the Executive shall
                           participate in the annual bonus program maintained for the executive officers of the Company. The Executive's target bonus for each fiscal year during the Term shall be no less than 30% of his annual base salary for that year.

                  (c)           Other Company, Benefits. During the Term, the
                           Executive shall be entitled to participate in, and to receive benefits under, the benefit plans and programs that are at the applicable time available to executives of the Company generally and on terms and conditions that are no less favorable than those applicable to executives of the Company generally.

                  (d)           Stock Options. As of the Effective Date, Yellow
                           shall grant to the Executive an option to purchase 20,000 shares of common stock of Yellow with the following principal terms: (i) an exercise price equal to the closing price of Yellow common stock as reported by NASDAQ on June 4, 1999, (ii) vesting and becoming exercisable at the rate of 25% on the first anniversary of the Effective Date, 25% on the second anniversary, 25% on the third anniversary, and the remaining 25% on the fourth anniversary, and (iii) other terms and conditions substantially similar to stock options granted to executives generally under Yellow's 1996 Stock Option Plan. With respect to calendar years beginning after the Effective Date, the Executive during the Term shall participate in Yellow's stock option plans on terms and conditions substantially similar to those generally applicable to executives of Yellow and its subsidiaries.

                  (e)           Perquisites. On and after the Effective Date,
                           Yellow shall cause the Company during the Term to provide to the Executive the perquisites listed in Appendix A hereto.


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         5.            Right to Terminate Employment. The Company reserves the
                  right to terminate the Executive's employment hereunder at any time, subject, however, to the termination procedures set forth in Section 7 of the Amended and Restated Severance Agreement dated as of June 4, 1999 between the Company and the Executive (the "Severance Agreement") to the extent such procedures are then applicable pursuant to the terms of the Severance Agreement. The Executive reserves the right to resign from employment with the Company at any time, subject, however, to any limitations on such right that may then be applicable pursuant to the terms of the Severance Agreement.

         6.            Relationship of this Agreement to Severance Agreement.
                  Nothing in this Agreement shall affect in any way the rights and obligations of the Company and the Executive under the Severance Agreement, except that the Executive hereby agrees to the following modifications of the Severance Agreement, effective as of the Effective Date:

         (i) an act or failure to act constituting "Good Reason" as described in subsection (i) of Section 15 (M) of the Severance Agreement shall not be deemed to occur on or after the Effective Date so long as the Executive has the title, responsibilities and authority set forth in Section 3 of this Agreement (notwithstanding changes in the Executive's status, responsibilities and authority resulting from the Company's ceasing to be a separate public company), and

         (ii) an act or failure to act constituting "Good Reason" as described in subsection (v) or (vi) of Section 15 (M) of the Severance Agreement shall not be deemed to occur by reason of the cessation of the Executive's participation in the Company's stock option and other stock-based plans so long as Yellow complies with Section 4 (d) of this Agreement on and after the Effective Date, and

         (iii) an act or failure to act constituting "Good Reason" as described in subsection (v) or (vi) of Section 15(M) of the Severance Agreement shall not be deemed to occur by reason of the limitation of the Executive's target bonus to the level provided for in Section 4 (b) of this Agreement, and

         (iv) an act or failure to act constituting "Good Reason" as described in subsection (v) or (vi) of Section 15 (M) of the Severance Agreement shall not be deemed to occur by reason of the elimination or modification of any perquisites or fringe benefits enjoyed by the Executive before the Effective Date (other than benefits under any Company "employee benefit plan" as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) so long as the Company provides the perquisites set forth in Appendix A hereto, and



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         (v)           Yellow's execution of this Agreement shall be deemed to
                  fully satisfy the Company's obligations pursuant to Section
                  9.1 of the Severance Agreement.

         7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the party against whom such waiver, modification or discharge is sought to be enforced (with such signature, in the case of the Company or Yellow, to be made by a duly authorized officer thereof). No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. The validity, interpretation, and construction of this Agreement shall be governed by the laws of the State of New Jersey. Payments provided for hereunder shall be paid net of withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

                  IN WITNESS WHEREOF, this Agreement has been executed, as of the date first written, on behalf of the Company by its duly authorized officer, on behalf of Yellow by its duly authorized officer, and by the Executive.

                                                     JEVIC TRANSPORTATION, INC

/s/ Karen B. Muhlschlegel                    By: /s/ Harry J. Muhlschlegel
-------------------------------------           -------------------------------
Secretary

                                                     YELLOW CORPORATION

/s/ William F. Martin, Jr.                   By: /s/ H.A. Trucksess III
-------------------------------------           -------------------------------
Secretary

                                                     EXECUTIVE

                                             By: /s/ Brian J. Fitzpatrick
                                                -------------------------------



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                                   APPENDIX A


         Under Section 4 (e) of the Employment Agreement between the Executive, Jevic Transportation, Inc. and Yellow Corporation the following perquisites shall be provided:

         (A) Car Allowance. Executive shall be provided a car or car allowance at least equal to that provided under Jevic Transportation, Inc.'s policy dated March 5, 1996.

         (B) Vacation. Executive will be entitled to annual vacation at least equal to that currently provided as an employee of Jevic Transportation under their current policy and practice.

         (C) Supplemental Retirement Plan. Continued eligibility to participate in Jevic Transportation's non-qualified supplemental retirement arrangements through Fidelity Investments.

         (D) Split Dollar Life Insurance. Continued participation in the Split Dollar Life Insurance Program currently provided as an Executive of Jevic.

         (E) Financial Planning / Tax Preparation. Executive will be entitled to an annual reimbursement of expenses in conjunction with personal financial planning and/or income tax return preparation not to exceed $1,500.

         (F) Executive Physical. Executive will be reimbursed up to $350 annually for expenses in conjunction with a physical examination. This benefit shall be in addition to any amounts otherwise payable under Jevic's Medical Benefit Plan.